UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
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1.   Name and Address of Reporting Person*

Chadwick                             Claire                 M.
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   (Last)                           (First)             (Middle)
                        PennFed Financial Services, Inc.
                             622 Eagle Rock Avenue
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                                    (Street)
West Orange                           NJ                  07052
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

                    PennFed Financial Services, Inc. (PFSB)
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.   Statement for Month/Day/Year
                                February 5, 2003
 _______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

                             Excutive Vice President
                             Chief Financial Officer
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7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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Common Stock               2/05/03                     M             1,000         A    $5.25     2,839           D
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Common Stock                                                                                     9,500           I         By ESOP
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Common Stock                                                                                       692           I        Custodial
                                                                                                                         Account for
                                                                                                                             Child
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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Option to                                                                       Common
purchase     $5.25   02/05/03          M               1,000  (1)    10/28/04   Stock     1,000             0         D
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Option to                                                                       Common
purchase     $17.1875                                         (2)    12/09/07   Stock     6,000           6,000       D
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Option to                                                                       Common
purchase     $16.8125                                         7/27/99 07/27/09  Stock     5,000           5,000       D
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Explanation of Responses:

(1) The option became execisable in 20% increments on April 28, 1995, 1996, 1997, 1998, and 1999, respectively.

(2) One-third of the option vested immediately upon grant, an additional one-third vested on December 9, 1998 and the remaining one-third vested on December 9, 1999.


/s/ Claire M. Chadwick                                       2/05/2003
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      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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